Exhibit 10.5

Biotech, Inc.

QUARK BIOTECH, INC.

AT WILL EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (THE “AGREEMENT”) is made as of November 13, 2006 by and between Quark Biotech, Inc., a California corporation (the “Company”), and Smadar Shakked (the Employee”),

1.                         Term. The Employee’s at-will employment shall be effective for a period of (7) seven months and shall commence on January 1, 2007 (the “Commencement Date”) and terminate on July 31, 2007 (the “Termination Date”), according to the terms and conditions set forth herein.

2.                         Title. The Employee will serve as the company’s Vice President, Finance and Acting CFO and will report to the CEO.

3.                         Duties. Employee will serve as the Company’s Vice President, Finance and Acting CFO and will primarily be responsible for financial activities or in such other capacity as the Company’s President or CEO may from time to time request.

4.                         During the term of this Agreement, Employee will devote all of his normal business time and attention to, and use his best efforts to advance, the business of the Company. Employee agrees not to engage actively in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the President or CEO. The Company and the Employee acknowledge and agree that any attempt by the Employee to engage in any other employment, occupation, or consulting activity other than for the Company, regardless of whether such activity is performed for remuneration, would materially affect the Employee’s ability to devote all of his attention and best efforts to advancing the business of the Company and that such activity would be in direct conflict with the essential business-related interests of the Company. Employee and the Company further acknowledge and agree that any attempt by the Employee to engage in any other employment, occupation, or consulting activity other than for the Company, regardless of whether such activity is performed for remuneration, would constitute a material and substantial disruption of the Company’s operations and, for this reason, Employee agrees that he shall not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the President or CEO.

653Kaiser Drive, Fremont, California 94555 Tel: (510) 402-4020 Fax: (510) 402-4021 www.quarkbiotech.com

5.                         Compensation and Fringe Benefits. Employee shall be entitled to an initial salary of $16,666.67 which will be paid monthly in accordance with the Company’s normal payroll procedures. In addition, Employee will receive a monthly expense reimbursement in the amount of $666.67, a one-time sign on bonus of $17,333.34, and a relocation, from Israel to the US and back from the US to Israel, expense reimbursement in an amount up to, but not to exceed, $5,500.00. Employee will continue to utilize the 1 corporate cell phone now in Employee’s possession, to be fully paid for by the Company. Further, Employee will be entitled to take all Company holidays as paid time off and will accrue 10 business days vacation during the Term, with remuneration, which shall be coordinated with the vacation periods of other officers of the Company in a manner that will minimize disruption of the Company’s management efforts. As a full time employee, Employee will also be eligible to receive certain benefits including medical, dental, life/AD&D, short-term disability and long-term disability coverage. At present, the Company pays 80% of all medical and dental premiums and 100% of premiums for life, AD&D and short term and long-term disability coverage. The Company may modify job titles, salaries and benefits from time to time, as it deems necessary in its sole discretion.

6.                         Expenses. The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by the Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder in accordance with the Company’s established policies. Applicant shall furnish the Company with evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred.

7.                         Confidential Information and Arbitration Agreement; Rescission at Company’s Option. As a condition of Employee’s employment, Applicant will be required to sign and comply with a Confidential Information, Inventions Assignment, and Arbitration Agreement (“Arbitration Agreement”), attached as Appendix B, which is expressly incorporated by reference herein. Employee shall execute the Arbitration Agreement and agrees to be bound by the document. If the Employee fails to execute the documents or submit the fully executed document to the Company by the beginning of the first day of the Employee’s employment with the Company, such failure may be deemed by the Company as an offer by the Employee to rescind this Agreement in its entirety, which rescission shall immediately and automatically be accepted by, and permanently discharge, the Company from all performance obligations hereunder. The parties agree that pursuant to the Arbitration Agreement that is Exhibit “B” hereto, all disputes relating to or arising out of this Agreement, and/or Employee’s employment with and/or separation from the Company shall be resolved by binding arbitration and both parties expressly agree to waive any right to have their dispute resolved by a jury.

8.                         Termination Without Cause/Severance.

(a)                   Employee’s  employment with the Company constitutes at-will  employment. Therefore, either party may terminate the employment relationship, with or without cause, at any time during the Term hereof for any reason whatsoever by providing (60) sixty days advanced written notice. Unless otherwise agreed by the company the Employee will perform the remainder of the 60-day notice period, in Israel by resuming his previous position and salary in Israel.

(b)                   If the Company terminates Employee’s employment without Cause as that terms is defined in Paragraph 9 of this Agreement Employee shall be entitled to a severance payment in the amount of one (1) month base salary and benefits in exchange for a fully executed General Release.

9.                         Termination for Cause. The Company hereunder may terminate Employee’s employment at any time during the term of this Agreement for “Cause”. The term “Cause” is defined as any one or more of the following occurrences;

(a)                   Employee’s conviction by, or entry of a plea of guilty or nolo contender in, a court of competent and final jurisdiction for any crime which constitutes a felony in the jurisdiction involved, which conviction or plea materially injures the Company; or

(b)                   Employee’s commission of an act of fraud or misappropriation of funds or property, whether prior to or subsequent to the date hereof, upon the Company; or

(c)                    Gross negligence by Employee in the scope of Employee’s employment resulting in a material injury to the Company, violation by Employee of any duty of loyalty to the Company resulting in a material injury to the Company, or any other misconduct on the part of Employee resulting in a material injury to the Company; or

(d)                   Breach of the Arbitration Agreement; or

(e)                    Failure to remain legally entitled to work in the United States; or

(f)                     Commission of an intentional unlawful employment practice, such as sexual harassment.

If Employee’s employment hereunder shall be terminated by the Company for Cause pursuant to this Section 9, this Agreement shall terminate as of the date of notice of termination and Employee shall then not be considered an employee of the Company for any purpose, and his salary and all other benefits shall cease upon the termination of his employment; provided, however, that the Company will comply with Section 200 of the Labor Code with respect to the payment of the Employee’s salary upon the termination of the Employee’s employment and shall provide Employee with the required COBRA notification.

9.                                      Miscellaneous.

(a)                   Arbitration. All disputes or controversies whether of law or fact of any nature whatsoever rising from or respecting this Agreement shall be decided by arbitration pursuant to the Arbitration Agreement attached as Appendix B.

(b)                   Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to Employee, at 6536 Kaiser Drive Fremont, CA 94555 U.S.A., or at such other address as Employee shall have furnished to the Company in writing (including electronic mail address), or (b) if to the Company, at 6536 Kaiser Drive Fremont, CA 94555 U.S.A., attention Dr. Daniel Zurr, or to such other address as the Company shall have furnished to Employee in writing (including electronic mail address). Each such notice or communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or sent by telegram, telefax (receipt confirmed), or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States Postal services.

(c)                    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(d)                   Entire Agreement. This Agreement, including all addenda and attachments hereto represents the entire agreement and understanding between the Company and Employee concerning Employee’s relationship with the Company

(e)                    No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, cancelled or discharged in writing signed by Employee and the Company. Notwithstanding anything in this Agreement to the contrary, any consent, waiver, amendment, modification or other agreement delivered by electronic mail shall be effective.

(f)                     Governing Law. This Agreement shall be governed by the laws of the State of California.

(g)                   Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(h)                   Survivability. Notwithstanding any other provision of this Agreement, the obligations, covenants and duties of the Company and Employee under the Arbitration Agreement and the Employment Confidential Information Invention Assignment Agreement shall survive any termination of this Agreement.

(i)                      Eligibility for employment. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

QUARK BIOTECH, INC.		Type name

By:	/s/ Daniel Zurr	By:	/s/ Smadar Samira Shakked

Title: